UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                    FORM 8-K

                                 CURRENT REPORT

     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934


                         July 21, 2004 (July 16, 2004)
                Date of Report (Date of earliest event reported)


                        American Soil Technologies, Inc.
             (Exact name of registrant as specified in its chapter)


            Nevada                      000-22855                95-4780218
(State or other jurisdiction           (Commission              (IRS Employer
      of incorporation                 File Number)          Identification No.)


        12224 Montague Street
             Pacoima, CA                                            91331
(Address of principal executive offices)                          (Zip Code)


        Registrant's telephone number, including area code (818) 899-4686


                                       N/A
          (Former name or former address, if changed since last report)

ITEM 5. OTHER EVENTS

On July 16, 2004, American Soil Technologies, Inc. (the "Company") executed a Stock Placement Agreement (the "Agreement") with Bellador Advisory Services (Labuan) Ltd., a Malaysian business company licensed as a fund manager in Labuan ("Bellador").

The Agreement provides that Bellador has decided to recommend the Company's shares of common stock to Bellador's clients as an investment. Bellador agrees that it will only recommend investment in the Company to Bellador's clients outside the United States and only to those clients that are not "U.S. Persons" as defined in Rule 902(k) of Regulation S of the Securities Act of 1933 and after providing all such clients with information about the Company. The Company agrees to issue and sell its shares of common stock to Bellador's clients in an offshore transaction negotiated outside the United States and to be consummated outside the United States.

Shares will be sold by the Company to Bellador's clients for the previous trading day's closing bid price of the Company's shares of common stock as quoted on the OTC Bulletin Board immediately preceding the date on which the purchaser makes a firm commitment to purchase such Shares, and the Company shall be paid 50% of the closing bid price. Bellador agrees to use its best efforts to arrange for up to $3,500,000 (U.S.) of net funding to the Company on or before May 31, 2005, until the funds have been delivered to Company or one of the parties has terminated the Agreement.

The Agreement requires the Company to retain an experienced investor relations firm and an experienced public relations firm which will result in expenditures by the Company. The Company will also, subject to applicable securities laws, post newsworthy information about the Company and its business on its website.

There is no material relationship between the Company or its affiliates and any of the parties, other than with respect to this Agreement.

                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Dated: July 21, 2004                 AMERICAN SOIL TECHNOLOGIES, INC.



                                     By: /s/ Carl P. Ranno
                                        --------------------------------------
                                        Carl P. Ranno
                                        Chief Executive Officer and President